                                                                   EXHIBIT 10.50

                        Baldwin Technology Company, Inc.
                                12 Commerce Drive
                                  P.O. Box 901
                             Shelton, CT 06484-0941
                                Tel: 203-402-1000
                                Fax: 203-402-5500

                                February 26, 2002

Mr. Gerald A. Nathe
11448 Bronzedale Drive
Oakton, VA 22124

Dear Mr. Nathe:

         Pursuant to Paragraph 18 of our agreement dated March 19, 2001 (the "Agreement"), which sets forth the terms of your employment with Baldwin Technology Company, Inc. (the "Company"), the Agreement is hereby changed, effective November 14, 2001, to read as follows:

         (1) Paragraph 1 of the Agreement is changed by deleting "direct and manage", and inserting in its place "oversee".

         (2) Paragraph 1, Paragraph 9D(i), and Paragraph 9D(v) of the Agreement are changed by deleting "President and the Chief Executive Officer", and inserting in its place "Chairman of the Board".

         (3) Paragraph 2A of the Agreement is changed by deleting "three hundred thirty-three thousand nine hundred dollars ($333,900)", and inserting in its place "two hundred fifty thousand dollars ($250,000)".

         (4) Paragraph 2B of the Agreement is changed by deleting "(but not downward)", and inserting in its place "(but not downward unless agreed to by you)".

         (5) Paragraph 2D of the Agreement is changed by deleting that Paragraph in its entirety, and inserting in its place the following:


                           "D. Deferred Compensation. You shall be paid, at such
                  times as are set forth in this Agreement, annual deferred compensation of one hundred seventy-four thousand six hundred forty-nine dollars ($174,649), which on a monthly basis is fourteen thousand five hundred fifty-four dollars and eight cents ($14,554.08) (the "Monthly Amount"). The Monthly Amount shall be paid monthly, to you or your estate, as the case may be, beginning on the day set forth in this Agreement, for a period of one hundred eighty (180) months or the period ending with the month of your death, whichever is longer. In this regard, if you die after the date on which you first become entitled to payment of the Deferred Compensation, whether or not the first payment of the Monthly Amount has been made, and prior to the payment of the Monthly Amount for one hundred eighty (180) months, the Monthly Amount shall be paid monthly for the balance of such one hundred eighty (180) month period to the beneficiary or beneficiaries designated by you in writing to the Company, or, if none are designated, to your estate."


         (6) Paragraph 3B(i) of the Agreement is changed by deleting that paragraph in its entirety, and inserting in its place the following:

                  (i) In order to facilitate your purchase of three hundred fifteen thousand one hundred forty-four (315,144) shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Stock"), the Company, on November 30, 1993, loaned to you one million eight hundred seventeen thousand three hundred twenty-one dollars and sixteen cents ($1,817,321.16) (the "Loan"). The Loan was made pursuant to a Loan and Pledge Agreement dated November 30, 1993, which was amended on November 25, 1997 (the "First Amended Agreement"), and the First Amended Agreement is being amended today by an Amended and Restated Loan and Pledge Agreement (the "Amended Agreement"). The Loan was evidenced by a demand promissory note dated November 30, 1993 (the "Note"), and the Note has been replaced by an amended demand promissory note dated today (the "Amended Note") in the principal amount of one million five hundred thousand dollars ($1,500,000.00). The Amended Note bears interest, payable annually, at a rate equal to five percent (5%) per annum effective November 30, 2001. If your employment under this Agreement terminates for any reason other than death or for "cause," as the term "cause" is defined in Paragraph 9C hereof, the Company will not demand payment of the outstanding principal of or accrued interest on the Amended Note for a period of six (6) months after such termination, or for a period of twelve (12) months after termination of your employment in the case of your death. Notwithstanding anything to the contrary contained in this Paragraph 3B(i), at any time that you sell any of the shares of Class B Stock while any amount of the Amended Note remains unpaid, you shall, within five (5) days of receipt of the funds from such sale, pay to the Company, in repayment of part or all, as the case may be, of the Amended Note, an amount equal to five dollars and seventy-seven cents ($5.77) times the number of shares of the Class B Stock so sold, but not in excess of the unpaid balance of the Amended Note, plus interest as set forth in the Amended Note, on the amount so repaid to the extent that such interest accrued to the date of such repayment.

         (7) Paragraph 18 of the Agreement is changed by deleting "January 31, 1994", and inserting in its place "March 19, 2001". As so changed by this letter agreement, the Agreement shall remain in full force and effect.

                                            Very truly yours,

                                            BALDWIN TECHNOLOGY COMPANY, INC.

                                            By:
                                               -----------------------------

AGREED TO AND ACCEPTED:


Gerald A. Nathe